AMENDMENT NO. 11

TO THE
AMENDED AND RESTATED ADVISORY AGREEMENT

This Amendment No. 11 to the Amended and Restated Advisory Agreement (this “Amendment”) is made and entered into as of November 7, 2018, by and among Steadfast Income REIT, Inc., a Maryland corporation (the “Company”), Steadfast Income REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Steadfast Income Advisor, LLC, a Delaware limited liability company (the “Advisor”). The Company, the Operating Partnership and the Advisor are collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meaning set forth in the Advisory Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Parties previously entered into that certain Amended and Restated Advisory Agreement, dated and effective as of May 4, 2010 (as amended to date, the “Advisory Agreement”), which provides for, among other matters, the management of the Company’s and the Operating Partnership’s day-to-day activities by the Advisor;

WHEREAS, the Advisory Agreement may be renewed for an unlimited number of successive one-year terms and the current term of the Advisory Agreement expires November 15, 2018; and

WHEREAS, pursuant to Section 28 (Modification) of the Advisory Agreement, the Parties desire to amend the Advisory Agreement to (i) amend the terms of the payment of the Acquisition Fee payable to the Advisor as set forth herein, (ii) amend the terms of the payment of the Disposition Fee payable to the Advisor as set forth herein, (iii) provide for the payment of a Loan Coordination Fee (as defined below) to the Advisor pursuant to the terms set forth herein and (iv) renew the term of the Advisory Agreement for an additional one-year term ending on November 15, 2019.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
AMENDMENT

In order to give effect to the Parties’ agreement to amend the Advisory Agreement and to renew the term of the Advisory Agreement for an additional one-year term, the Advisory Agreement is hereby amended as follows:

Section 1.1    Amendment to Section 1 (Definitions). Section 1 of the Advisory Agreement hereby is amended to add the following definition immediately preceding the definition of the term “Loans” therein:

Loan Coordination Fee means the fees payable to the Advisor pursuant to Section 9(g).

Section 1.2    Amendment to Section 9(a) (Acquisition Fees). Section 9(a) of the Advisory Agreement hereby is deleted in its entirety and replaced with the following:

(a) Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Investments as set forth in Section 3(b) hereof. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 2.0% of the Cost of Investment; provided, however, that the total Acquisition Fee payable by the Company to the Advisor or its Affiliates shall equal 0.5% of the Cost of Investment in the event that proceeds from a prior Sale of an Investment are used to fund the acquisition of an Investment. The Acquisition Fee will be inclusive of the Acquisition Expenses associated with such Investment, plus the amount of any debt associated with, or used to fund the investment in, such Investment. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on acquisition fees contained in (and defined in) the Articles of Incorporation. The Advisor shall submit an invoice to the Company following the closing of each Investment, accompanied by a computation of the Acquisition Fee. Generally the Acquisition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

Section 1.3    Amendment to Section 9(c) (Disposition Fee). Section 9(c) of the Advisory Agreement hereby is deleted in its entirety and replaced with the following:

(c) Disposition Fee. In connection with a Sale of an Investment and in the event of the sale of the entire Company (a “Final Liquidity Event”), in either case when the Advisor or any Affiliate of the Advisor provides a substantial amount of services as determined by a majority of the Independent Directors, the Company shall pay to the Advisor or its Affiliate a Disposition Fee equal to (x) with respect to a Sale of an Investment, 1.5% of the Contract Sales Price of the Investment sold; and (y) with respect to a Final Liquidity Event, (i) 0.5% of the total consideration paid in a Final Liquidity Event if the price per Share paid to Stockholders is less than or equal to $9.00; (ii) 0.75% of the total consideration paid in a Final Liquidity Event if the price per Share paid to Stockholders is between $9.01 and $10.24; (iii) 1.00% of the total consideration paid in a Final Liquidity Event if the price per Share paid to Stockholders is between $10.25 and $11.24; (iv) 1.25% of the total consideration paid in a Final Liquidity Event if the price per Share paid to Stockholders is between $11.25 and $12.00; and (v) 1.50% of the total consideration paid in a Final Liquidity Event if the price per Share paid to Stockholders is greater than or equal to $12.01, provided, however, that the price per Share paid to Stockholders as listed in each of clauses (i) through (v) of this Section 9(c) shall be adjusted for any special distributions, stock splits, combinations, recapitalizations or any similar transaction with respect to the Company’s Shares.

Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for the Sale of each

Real Estate Asset shall not exceed 6.0% of the Contract Sales Price. Substantial assistance in connection with a Sale may include the preparation of an investment package (for example, a package including a new investment analysis, rent rolls, projections, tenant information regarding credit and lease terms, a property title report, an environmental report, a structural report and exhibits), coordination of the procurement and review of appraisals and required third-party reports, or other such substantial services performed in connection with a Sale. The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer. In addition, payment of the Disposition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.

Section 1.4    Addition of Section 9(g) (Loan Coordination Fee). The following paragraph (g) hereby is added to the end of Section 9 of the Advisory Agreement immediately after Section 9(f) (Changes to Fee Structure):

(g) Loan Coordination Fee. As compensation for services rendered in connection with any financing or refinancing of any debt (in each case, other than at the time of the acquisition of an Investment), the Company will pay the Advisor or one of its Affiliates a Loan Coordination Fee equal to 0.5% of the initial amount of new debt financed or the amount of any debt refinanced or the Company’s proportionate share of the initial amount of new debt financed or the amount of any debt refinanced in the case of Investments made through a Joint Venture.

Section 1.5    Renewal of Advisory Agreement. Pursuant to Section 28 of the Advisory Agreement, the Parties hereby amend Section 17 (Term of Agreement) to renew the term of the Advisory Agreement, effective as of November 15, 2018, for an additional one-year term ending on November 15, 2019.

ARTICLE II
MISCELLANEOUS

Section 2.1    Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Advisory Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Advisory Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Section 2.2    Counterparts. The Parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Amendment or any document or instrument delivered in connection herewith by telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Amendment or such other document or instrument, as applicable.

Section 2.3    Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STEADFAST INCOME REIT, INC.

By:	/s/ Ella S. Neyland
Name:	Ella S. Neyland
Title:	President

STEADFAST INCOME REIT OPERATING PARTNERSHIP, L.P.

By:	STEADFAST INCOME REIT, INC.,
its general partner

By:	/s/ Ella S. Neyland
Name:	Ella S. Neyland
Title:	President

STEADFAST INCOME ADVISOR, LLC

By:	/s/ Rodney F. Emery
Name:	Rodney F. Emery
Title:	CEO